Exhibit 99.1

Chevron Corporation Policy, Governance and Public Affairs P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

Chevron Issues Interim Update for Third Quarter 2013

SAN RAMON, Calif., October 9, 2013 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the third quarter 2013 are expected to be lower than in the second quarter. Upstream results for the third quarter are projected to be slightly higher than the prior quarter while downstream earnings are expected to be significantly lower. Second quarter earnings included foreign exchange gains of approximately $300 million, compared to similarly sized losses anticipated for the third quarter.

The interim update contains industry and company operating data for the first two months of the third quarter. Readers are advised that the commentary below compares results for the first two months of the third quarter 2013 to full second quarter 2013 results, unless indicated otherwise.

UPSTREAM
U.S. net oil-equivalent production was slightly lower, primarily due to planned turnaround activity across multiple assets in the Gulf of Mexico. International net oil-equivalent production was modestly higher compared to the second quarter, reflecting less turnaround and maintenance activity related to several different assets worldwide.

		2012		2013
		3Q	4Q	1Q	2Q	3Q thru Aug
U.S. Upstream
Net Production:
Liquids	MBD	440	462	455	455	449
Natural Gas	MMCFD	1,184	1,273	1,255	1,227	1,216
Total Oil-Equivalent	MBOED	637	674	664	659	651
Average Realizations:
Liquids	$/Bbl	90.77	90.67	94.49	92.25	96.73
Natural Gas	$/MCF	2.63	3.22	3.11	3.78	3.30
International Upstream
Net Production:
Liquids	MBD	1,249	1,333	1,305	1,258	1,278
Natural Gas	MMCFD	3,778	3,963	4,054	3,987	3,955
Total Oil-Equivalent	MBOED	1,879	1,994	1,981	1,923	1,938
Average Realizations:
Liquids	$/Bbl	98.20	99.93	102.35	93.71	104.62
Natural Gas	$/MCF	6.03	5.97	6.07	5.93	5.81

DOWNSTREAM
U.S. refinery crude-input volumes were slightly higher as the Richmond, California refinery resumed normal operations during the second quarter, but the increase was mostly offset by planned maintenance activity at the El Segundo, California refinery. International refinery crude-input volumes increased following maintenance activity early in the second quarter.

		2012		2013
		3Q	4Q	1Q	2Q	3Q thru Aug
Volumes:	MBD
	U.S. Refinery Input	779	702	576	814	818
	Int’l Refinery Input	909	918	818	872	893
	U.S. Branded Mogas Sales	519	507	500	526	535
Refining Market Indicators:	$/Bbl
	U.S. West Coast – Blended 5-3-2	24.43	19.54	21.37	23.46	19.49
	U.S. Gulf Coast – Maya/Mars 5-3-2	25.92	19.93	19.73	20.76	22.83
	Singapore – Dubai 3-1-1-1	10.77	7.17	9.40	8.52	6.77
Marketing Market Indicators:	$/Bbl
	U.S. West – Weighted DTW to Spot	5.74	8.85	5.51	5.73	4.46
	U.S. East – Houston Mogas Rack to Spot	3.99	5.21	4.78	5.10	2.40
	Asia-Pacific	9.58	10.26	11.07	11.03	10.14

ADDITIONAL ITEMS
The table that follows includes the estimated absolute values of select additional items in the full quarter.

$MM	3Q 2013	Comments
Foreign Exchange	$(250) - $(350)	Primarily balance sheet translation effects
Exploration Well Write-offs	$(100) - $(200)
Timing Effects	$(50) - $(150)
“All Other” Segment Guidance	$(400) - $(500)	Projected to be higher than the guidance range for the quarter

# # #

NOTICE

Chevron’s discussion of third quarter 2013 earnings with security analysts will take place on Friday, November 1, 2013, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR'' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments required by existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.